Issuer Free Writing Prospectus dated December 15, 2009
Filed Pursuant to Rule 433
Registration No. 333-161734
(Relating to Preliminary Prospectus dated November 27, 2009)

PRICING TERM SHEET

Cobalt International Energy, Inc.

Initial Public Offering

Issuer:	Cobalt International Energy, Inc., a Delaware corporation

Ticker / Listing:	CIE / The New York Stock Exchange

Trade Date:	December 15, 2009

Settlement Date:	December 21, 2009

Securities:	63,000,000 shares of common stock, par value $0.01 per share

Offering Price:	$13.50 per share

CUSIP Number:	19075F 106

ISIN Number:	US19075F1066

On the Settlement Date, Cobalt International Energy, Inc. will also sell 3,125,000 shares of common stock at the Offering Price to an investor in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Regulation S of the Act.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the initial public offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this initial public offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the initial public offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 800-221-1037, Goldman, Sachs & Co. at 866-471-2526, or J.P. Morgan Securities Inc. at 866-803-9204.